NEWS   FROM
Petroleum Development Corporation

FOR IMMEDIATE RELEASE: September 17, 2009

Petroleum Development Corporation Announces the Addition of
James M. Trimble to its Board of Directors

DENVER, CO, September 17, 2009: Petroleum Development Corporation (NASDAQ:PETD) today announced the appointment of Mr. James M. Trimble to its Board of Directors, effective September 12, 2009.  This appointment increases the number of Board members from eight to nine.

Mr. Trimble serves as Managing Director and Chief Executive Officer for the parent and US subsidiaries of Grand Gulf Energy Limited, a public company traded on the Australian Exchange.  In January 2005, Mr. Trimble founded Grand Gulf Energy Company LLC, an Exploration and Development company focused primarily on drilling in mature basins in Texas, Louisiana and Oklahoma.

Prior to founding Grand Gulf Energy, Mr. Trimble served as President and Chief Executive Officer and Chairman of the Board of TexCal Energy LLC from June 2002 through December 2004.  From July 2000 to December 2001, Mr. Trimble was President and a member of the Board of Directors of Elysium Energy L.L.C., an exploration and production company.  From 1983 to 2000, he served as Senior Vice President – Exploration and Production of Cabot Oil and Gas Company, a publicly held, mid-sized exploration and production company.

Mr. Trimble graduated from Mississippi State University, where he majored in Petroleum Engineering for undergraduate and graduate studies.  Richard W. McCullough, Chairman of the Board and CEO, said, “We are pleased Mr. Trimble has accepted our invitation to join the Board of Petroleum Development Corporation.  His extensive executive level experience in E&P operations will be of great value to our Board.”

CONTACT: Marti Dowling, Manager – Investor Relations, 303/831-3926, ir@petd.com

About Petroleum Development Corporation
Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas and oil. Its operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. PDC is included in the S&P SmallCap 600 Index and the Russell 3000 Index
of Companies.
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1775 Sherman Street • Suite 3000 • Denver, Colorado 80203-4341 • 303/860-5800
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